Exhibit (b)(2)

[TRANSLATION]

(Reference purpose only)

—BORROWER—

Nichi-Iko Pharmaceutical Co., Ltd.

—LENDER—

Sumitomo Mitsui Banking Corporation

LOAN AGREEMENT

August 22, 2016

This agreement (this “Agreement”) is entered into by and between Nichi-Iko Pharmaceutical Co., Ltd. as the Borrower and Sumitomo Mitsui Banking Corporation as the Lender as of August 22, 2016.

Part 1     Definitions

Article 1-1: Definitions

The following terms shall have the following respective meanings in this Agreement unless the context clearly requires a different interpretation. Where provisions of specific laws and regulations are referenced herein, amendments and revisions of those provisions are included.

1.	“Business Day”	any day other than a bank holiday in Japan.

2.	“Lending obligation”	the Lender’s obligation to disburse an Individual Loan to the Borrower in accordance with the conditions specified in this Agreement.

3.	“Loan Disbursement Date”	the disbursement date of an Individual Loan.

4.	“Loan Application”	the written application in the form of Attachment 2 that the Borrower submits or (if it desires a loan pursuant to this Agreement) sends by facsimile transmission to the Lender.

5.	“On a Fully Diluted Basis”	where an issuer of shares has issued any securities or rights which entitle the holder thereof to delivery of such issuer’s common shares upon exercise of stock acquisition rights (including those attached to bonds with stock acquisition rights) which entitle the holder thereof to demand delivery of shares, upon exercise of the put option or invocation of the acquisition clause relating to shares with put option or shares subject to call in exchange for which such issuer’s common shares will be delivered, or upon any similar demand or exercise of any similar right (for the purpose of this definition, “Potential Shareholding Rights”) the state assuming that all such issuer’s shares are have been issued or delivered to the holders of such Potential Shareholding Rights in accordance with the terms of such Potential Shareholding Rights.

6.	“Settlement Account”	in relation to Individual Loans, the Borrower’s Yen Settlement Account and Dollar Settlement Account at Sumitomo Mitsui Banking Corporation, collectively.

7.	“Taxes and Public Charges”	income tax, corporation tax, other taxes, and all other public charges and impositions that may be imposed in Japan.

8.	“Smallest Currency Unit”	one yen with respect to Japanese yen, and one cent with respect to United States dollars.

9.	“Unused Commitment Amount”	the amount obtained by deducting the sum of the following amounts from the Total Commitment Amount.

(1) The aggregate amount lent as Yen-Denominated Individual Loans; and

(2)   The aggregate of each amount lent as a Dollar-Denominated Individual Loan converted into yen at the TTM on the date of the Loan Applications associated with the relevant Dollar-Denominated Individual Loan.

10.	“Requested Disbursement Date”	the date set forth in a Loan Application as the Requested Disbursement Date.

11.	“Payment Deadline”	with respect to any obligation on which a Payment Date is specified herein, noon (Tokyo time) on such Payment Date.

12.	“Important Representations and Warranties”	the Borrower’s representations and warranties specified in Article 3-1, (i) through (v), (x), and (xi).

13.	“Break Funding Costs”	the monies to be settled where (a) a Loan Application was submitted but an Individual Loan was not disbursed (except where such non-disbursement is attributable to the Lender) or (b) principal is repaid or set off on a day other than an Interest Payment Date before the maturity date of an Individual Loan, and the Reinvestment Rate is less than the base rate (provided, however, that for the amount of Break Funding Costs, the provision of the definition for the base rate that if the base rate falls below 0% the base rate shall be 0% shall not apply), such monies to be calculated by multiplying the amount of the Individual Loan that was not disbursed or amount of principal that was repaid or set off by the difference between the Reinvestment Rate and the base rate and the actual number of days in the Remaining Period.; “Remaining Period” means the period from a given Loan Disbursement Date (inclusive) or date of repayment or set-off (inclusive) until the immediately following Interest Payment Date (inclusive), and “Reinvestment Rate” means the rate reasonably determined by the Lender as the rate assuming that the Requested Individual Loan Disbursement Amount or the amount of principal repaid or set off was reinvested on the relevant interbank market etc. for the Remaining Period; Break Funding Costs shall be calculated on a per diem basis for a relevant period, inclusive of the first day and exclusive of the last day in such period, wherein divisions shall be done at the end of the calculation, and any amount less than the Smallest Currency Unit shall be rounded down

14.	“Increased Costs”	where the Lender’s costs relating to its disbursement or maintenance of Individual Loans, maintenance of the Lending Obligation, or preservation of rights markedly increases because of (i) enactment, amendment, or change in the interpretation or application of Laws and Regulations, (ii) creation or increase of any reserves, or (iii) changes in accounting regulations or operation thereof (excluding any increase stemming from change in rate of income tax imposed on the Lender), such increase in cost (in the amount reasonably calculated by the Lender).

15.	“Target”	Sagent Pharmaceuticals, Inc.

16.	“Target Shares”	common shares of the Target.

17.	“Japan-US Business Day”	any day that is both a Business Day and a New York Business Day.

18.	“Japanese yen”, “yen”	the legal currency of Japan.

19.	“Yen Settlement Account”	the Borrower’s ordinary deposit account at Sumitomo Mitsui Banking Corporation Toyama Branch for settlement of yen funds (account no.: 392099; account holder: Nichi-Iko Pharmaceutical Co., Ltd.).

20.	“Yen-Denominated Individual Loan”	any loan to the Borrower to be disbursed in yen pursuant to a Loan Application.

21.	“Acquisition Vehicle”	Shepard Vision, Inc. which is established by the Borrower in the United States and wholly owned by the Borrower.

22.	“Acquisition Agreement Representations and Warranties”	the representations and warranties made by the Target in Section 3.1 through Section 3.23 of the Acquisition Agreement that are material to the Lender’s rights, and which, if breached (if there is a grace period for cure, then after the lapse of such grace period), entitle the Borrower to Terminate the Acquisition Agreement or to refuse to consummate the Acquisition (regardless of whether it in required to provide the other party with advance notice with respect to the exercise of rights).

23.	“Antisocial Conduct”	any conduct falling under any of the following: (1) making violent demands; (2) making unreasonable demands that exceed legal responsibility, (3) using threats or violence in relation to transactions, (4) disseminating rumors or using fraud or force to harm the Lender’s creditworthiness or interfere with the Lender’s operations, or (5) other conduct comparable to the foregoing (1) through (4).

24.	“Antisocial Force”	any person who falls under any of the following: (1) an organized crime group (a group whose members (including the members of any constituent group of such group) are likely to promote collective or habitual violent or unlawful conduct etc. ; hereinafter the same); (2) an organized crime group member (a member of an organized crime group, hereinafter the same) or a person who was an organized crime group member at any time in the preceding five years; (3) an organized crime group quasi-member (a person other than an organized crime group member who is connected with an organized crime group and who is likely to commit violent and illegal acts etc. using the force of such organized crime group, or cooperates with or is otherwise involved with the maintenance or operation of an organized crime group by providing such organized crime group or organized crime group members with funds or weapons or otherwise;

hereinafter the same); (4) an enterprise associated with an organized crime group (an enterprise in whose management an organized crime group member is substantially involved, an enterprise operated by an organized crime group quasi-member or a former organized crime group member which actively cooperates with or is involved in the maintenance or operation of an organized crime group, including by means of providing such crime group with funds, or which in its business operations actively uses an organized crime group or cooperates with the maintenance or operation of an organized crime group); (5) a corporate extortionist or the like (a corporate extortionist, corporate racketeer, or any other person who is likely to commit violent and illegal acts against enterprises etc. in pursuit of unlawful benefits and who poses a threat to the safety of civil life); (6) a social campaign advocate racketeer (a person who, in the guise of advocacy of a social or political campaign, is likely to commit violent and illegal acts in pursuit of unlawful benefits and who poses a threat to the safety of civil life); (7) a crime group with special intelligence etc. (a group or an individual, other than those listed in items (1) through (6) above, that, under the shelter of a relationship with an organized crime group, uses the threat of such crime group or is financially connected with such crime group, and primarily engages in organized illegal activity); and (8) any other person comparable to (1) through (7) above.

25.	“Antisocial Force-Related Person”	any of the following persons: (1) a person who has a relationship in which an Antisocial Force is found to be in control of management; (2) a person who has a relationship in which it is found that an Antisocial Force is substantially involved in its management; (3) a person who has a relationship in which it is found that an Antisocial Force is used for purposes such as unlawful profits for itself, its company, or a third party, or for causing damage to a third party; (4) a person who has a relationship in which it is found to provide funds or conveniences to an Antisocial Force or otherwise be involved with an Antisocial Force; and (5) a person who has an officer or other person substantially involved in management who has a socially unacceptable relationship with an Antisocial Force.

26.	“U.S. Dollar Settlement Account”	the Borrower’s foreign currency ordinary deposit account at Kabushiki Kaisha Sumitomo Mitsui Banking Corporation Toyama Branch for settlement of dollar funds (account no.: 259287; account holder: Nichi-Iko Pharmaceutical Co., Ltd.).

27.	“Dollar-Denominated Individual Loan”	any loan to the Borrower to be disbursed in dollars pursuant to a Loan Application.

28.	“Dollar-Denominated Individual Loan Yen-based Sub-Limit Amount”	the amount obtained by deducting from 43.5 billion yen the sum of the disbursement amounts of each Dollar-Denominated Individual Loan that has been disbursed by the relevant point in time, converted into yen at the TTM on the date of the relevant Loan Application.

29.	Dollar-Denominated Individual Loan Sub-Limit Amount”	the amount obtained by deducting from 386 million dollars the aggregate disbursement amounts of Dollar-Denominated Individual Loans that have been disbursed by the relevant point in time.

30.	“U.S. dollar”, “dollar”, “cent”	the legal currency of the United States of America.

31.	“Payment Date”	any day specified as a day on which principal, interest, or other monies associated with Individual Loans are to be paid in accordance with this Agreement.

32.	“Reports etc.”	where the Borrower is obliged to submit securities reports pursuant to Article 24, Paragraph 1 of the Financial Instruments and Exchange Act (Law No. 25 of 1948, as amended), securities reports, midterm reports, quarterly reports, extraordinary reports, correction reports, and other written reports, and where the Borrower is not so obliged, this means the accounting documents and business report specified in Article 435, Paragraph 2 of the Companies Act (Law No. 86 of 2005, as amended), as well as supplementary statements to the foregoing, extraordinary financial statements specified in Article 441, Paragraph 1 of the Companies Act, and the consolidated financial statements specified in Article 441, Paragraph 1 of the Companies Act.

33.	“Laws and Regulations”	treaties, laws, regulations, cabinet ordinances, ministerial ordinances, rules, notices, judgments, decisions, arbitral awards, administrative circulars, and policies of related authorities (including those outside of Japanese jurisdiction) applicable to this Agreement, to transactions pursuant to this Agreement, or to the parties hereto.

34.	“Acquisition”	the Borrower’s acquisition of the Target Shares through the Acquisition Vehicle’s tender offer for the Target’s shares and the absorption-type merger with the Acquisition Vehicle as the extinguishing company and the Target as the surviving company pursuant to the Acquisition Agreement.

35.	“Acquisition-Related Agreements”	the Acquisition Agreement and the Support Agreements and Company Disclosure Schedule defined in the Acquisition Agreement, as well as agreements modifying or amending any of the foregoing agreements.

36.	“Acquisition Agreement”	the Agreement Plan of Merger dated July 10, 2016 entered into among the Target, Nichi-Iko Pharmaceutical Co., Ltd., and the Acquisition Vehicle.

37.	“Individual Loan”	any loan to be disbursed by the Lender pursuant to this Agreement.

38.	“Requested Individual Loan Disbursement Amount”	the amount that the Borrower sets forth as the requested loan disbursement amount in a Loan Application.

39.	“Individual Loan Disbursement Amount”	the amount that the Lender lends to the Borrower pursuant to an Individual Loan and the outstanding principal balance of the Individual Loans at any given point in time.

40.	“Individual Loan Unpaid Monies”	principal, interest, delay interest, and Break Funding Costs associated with an Individual Loan, and all other monies that the Borrower owes with respect to such Individual Loans.

41.	“Interest Payment Date”	any Yen Interest Payment Date for a Yen-Denominated Individual Loan and a Dollar Interest Payment Date for a Dollar-Denominated Individual Loan.

42.	“New York Business Day”	any day other than a bank holiday in New York, United States.

43.	“TTM”	the Telegraphic Transfer Middle Rate published by the Lender.

Part 2     Individual Loans

Article 2-1: Main Terms of Individual Loans

(1)	Lending Obligation

The Lender owes to the Borrower the Lending Obligation of the Total Commitment Amount in accordance with the provisions of this Agreement and the following Individual Loan terms, and the Borrower is entitled to borrow same in accordance with this Agreement.

Total Commitment Amount	80 billion yen

Commitment Period Commencement Date	August 24, 2016

Commitment Period End Date	The earlier of August 24, 2017 and the End Date (inclusive) as defined in the Acquisition Agreement.

Commitment Period	The period from the Commitment Period Commencement Date (inclusive) to the Commitment Period End Date (inclusive); provided, however, that if the Lending Obligation is terminated prior to the Commitment Period End Date in accordance with this Agreement, then the period until the date (inclusive) the Lending Obligation is terminated.

Commitment Fee Rate	0.05% per annum

Commitment Fee Calculation Period	The following period as indicated in the table below, each of which starts on the date (inclusive) as shown in the column of Calculation Period Commencement Date and ends on the date (inclusive) as shown in the column of Calculation Period End Date.

	Calculation Period Commencement Date	Calculation Period End Date
1st	Commitment Period Commencement Date	September 24, 2016
2nd	Day following 1st Calculation Period	October 24, 2016
3rd	Day following 2nd Calculation Period	November 24, 2016
4th	Day following 3rd Calculation Period	December 24, 2016
5th	Day following 4th Calculation Period	January 24, 2017
6th	Day following 5th Calculation Period	February 24, 2017
7th	Day following 6th Calculation Period	March 24, 2017
8th	Day following 7th Calculation Period	April 24, 2017
9th	Day following 8th Calculation Period	May 24, 2017
10th	Day following 9th Calculation Period	June 24, 2017
11th	Day following 10th Calculation Period	July 24, 2017
12th	Day following 11th Calculation Period	Commitment Period End Date

The Borrower shall pay a commitment fee to the Lender for each Commitment Fee Calculation Period within five Business Days from the last day of the relevant Commitment Fee Calculation Period in yen in the amount obtained by multiplying the average daily balance of the Unused Commitment Amount by the Commitment Fee Rate.

(2)	Yen-Denominated Individual Loans

The Borrower shall apply for a Yen-Denominated Individual Loan to the Borrower with the following terms, and the Lender shall lend Yen-Denominated Individual Loans to the Borrower.

Use of funds

The Borrower shall use the monies obtained through the Individual Loans for the following purposes.

•    Consummation of the Acquisition, including payment to shareholders of the consideration for the Target Shares and payment of merger consideration to remaining shareholders;

•    Repayment of the Target’s existing debts;

•    Payment of expenses relating to the foregoing;

•    Payment of expenses relating to this Agreement; and

•    Funds that the Borrower will lend to the Acquisition Vehicle.

Deadline for loan application	Noon (Tokyo time) on the day two Business Days prior to the Requested Disbursement Date.

Loan currency	Yen

Loan application unit	At least 100,000,000 yen and an integral multiple of 10,000,000 yen

Maturity date	August 24, 2017

Principal repayment method	Lump sum repayment on the Maturity Date

Prepayment	As separately set forth herein

Interest Calculation Period	Period for calculation of interest to be paid on a Yen Interest Payment Date. With respect to each Individual Loan, the calculation period for interest to be paid on the initial Yen Interest Payment Date (“First Interest Calculation Period”; the second and subsequent calculation periods shall be referred to in the same manner) shall be the period from the Loan Disbursement Date (inclusive) until the first Yen Interest Payment Date (inclusive). The second and subsequent interest calculation periods shall be the respective periods from the last day of the immediately preceding interest calculation period (inclusive) until the following Yen Interest Payment Date (inclusive).

Base Rate

(i)    With respect to the First Interest Calculation Period for a given Individual Loan, the rate (expressed as an annual rate) reasonably determined by the Lender as the offered rate on the Tokyo interbank market etc. for yen-denominated lending transactions for the period corresponding to such interest calculation period as of the day two Business Days prior to the Requested Disbursement Date.

(ii)   With respect to the second and subsequent interest calculation periods for a given Individual Loan, the one-month yen TIBOR published by the JBA TIBOR Administration (or its successor) at or after 11:00 a.m. on the day (“Yen Rate Determination Date”) two Business Days before the Yen Interest Payment Date associated with the immediately preceding Interest Calculation Period; provided, however, that if such rate is not published for any reason, the Base Rate shall be the rate (expressed as an annual rate) reasonably determined by the Lender as the offered rate on the Tokyo interbank market etc. for yen-denominated lending transactions for the period corresponding to the relevant period as of the Yen Rate Determination Date.

If either rate falls below 0%, the Base Rate shall be 0%.

Spread	0.15% per annum

Applicable Rate	The rate obtained by adding the Spread to the Base Rate.

Yen Interest Payment Date	The respective dates for payment of interest, such dates being the twenty-fourth calendar day of each month in the period from the day following the Loan Disbursement Date until the Maturity Date, and the Maturity Date.

Interest payment method	The Borrower shall pay in arrears on the Yen Interest Payment Date associated with each Interest Calculation Period the total amount obtained by multiplying the principal amount of Individual Loan Unpaid Monies in the relevant Interest Calculation Period by the Applicable Rate and prorating such amount for the actual number of days in the relevant Interest Calculation Period (inclusive of the first date and exclusive of the last day in the relevant period) (divisions shall be done at the end of the calculation and any amount less than the Smallest Currency Unit shall be rounded down).

Handling of holidays	If a Payment Date for principal or interest falls on a day other than a Business Day, the Payment Date shall be the immediately following Business Day, but if the immediately following Business Day falls in the following calendar month, then the Payment Date will be the immediately preceding Business Day.

(3)	Dollar-Denominated Individual Loans

The Borrower shall apply for a Dollar-Denominated Individual Loan to the Borrower with the following terms, and the Lender shall lend Dollar-Denominated Individual Loans to the Borrower.

Use of funds

The Borrower shall use the monies obtained through the Individual Loans for the following purposes.

•    Consummation of the Acquisition, including payment to shareholders of the consideration for the Target Shares and payment of merger consideration to remaining shareholders;

•    Repayment of the Target’s existing debt;

•    Payment of expenses relating to the foregoing;

•    Payment of expenses relating to this Agreement; and

•    Funds to be lent from the Borrower to the Acquisition Vehicle.

Deadline for loan application	Noon (Tokyo time) on the day two Japan-US Business Days prior to the Requested Disbursement Date.

Loan currency	Dollars

Loan application unit	At least 1,000,000 dollars and an integral multiple of 100,000 dollars

Maturity date	August 24, 2017

Principal repayment method	Lump sum repayment on the Maturity Date

Prepayment	As separately set forth herein

Interest Calculation Period	Period for calculation of interest to be paid on a Dollar Interest Payment Date. With respect to each Individual Loan, the calculation period for interest to be paid on the initial Dollar Interest Payment Date (“First Interest Calculation Period”; second and subsequent interest calculation periods will be referred to in the same manner) shall be the period from the Loan Disbursement Date (inclusive) until the first Dollar Interest Payment Date (inclusive). The second and subsequent interest calculation periods shall be the respective periods from the last day of the immediately preceding interest calculation period (inclusive) until the following Dollar Interest Payment Date (inclusive).

Base Rate	With respect to each Interest Calculation Period, the rate (expressed as an annual rate) reasonably determined by the Lender as the one-month (with respect to the First Interest Calculation Period, the rate corresponding to that period) offered rate for dollar-denominated lending transactions on the interbank market etc. as of the day two Business Days prior to the Dollar Interest Payment Date associated with the immediately preceding Interest Calculation Period (with respect to the First Interest Calculation Period, the Loan Disbursement Date).

Spread	0.60% per annum

Applicable Rate	The rate obtained by adding the Spread to the Base Rate.

Dollar Interest Payment Date	The respective dates for payment of interest, such dates being the twenty-fourth calendar day of each month in the period from the day following the Loan Disbursement Date until the Maturity Date, and the Maturity Date.

Interest payment method	The Borrower shall pay in arrears on the Dollar Interest Payment Date associated with each Interest Calculation Period the total amount obtained by multiplying the principal amount of Individual Loan Unpaid Monies in the relevant Interest Calculation Period by the Applicable Rate and prorating such amount for the actual number of days in the relevant Interest Calculation Period (inclusive of the first date but exclusive of the last day in the relevant period) (divisions shall be done at the end of the calculation and any amount less than the Smallest Currency Unit shall be rounded down).

Handling of holidays	If a Payment Date for principal or interest falls on a day other than a Japan-US Business Day, the Payment Date shall be the immediately following Japan-US Business Day, but if the immediately following Japan-US Business Day falls in the following calendar month, then the Payment Date will be the immediately preceding Japan-US Business Day.

Article 2-2: Conditions Precedent to Loan Disbursement

The conditions precedent to loan disbursement shall be as follows:

(i)	a Loan Application in the form of Attachment 2 satisfying the following conditions has been submitted or sent by facsimile transmission to the Lender by the application deadline:

(a)	the Requested Disbursement Date is a Business Day within the Commitment Period (with respect to a Yen-Denominated Individual Loan) or a Japan-US Business Day within the Commitment Period (with respect to a Dollar-Denominated Individual Loan); and

(b)	the amount set forth as the loan amount satisfies the following conditions:

(i)	with respect to a Yen-Denominated Individual Loan

That the amount set forth as the Requested Individual Loan Disbursement Amount is no more than the Unused Commitment Amount on the Requested Disbursement Date.

(ii)	with respect to a Dollar-Denominated Individual Loan

That the amount set forth as the Requested Individual Loan Disbursement Amount and the amount obtained by converting that amount into yen at the TTM on the Requested Disbursement Date are no more than the Unused Commitment Amount on the Requested Disbursement Date and the Dollar-Denominated Individual Loan Sub-Limit Amount, respectively.

(iii)	Detailed Provisions

in the event that a Yen-Denominated Individual Loan Requested Disbursement Date and a Dollar-Denominated Individual Loan Requested Disbursement Date are the same day, after determining satisfaction of (i) above, the Unused Commitment Amount calculated assuming that the Yen-Denominated Individual Loan was disbursed will be used in determining satisfaction of (ii) above.

(ii)	the Important Representations and Warranties and Acquisition Agreement Representations and Warranties are true and correct in all material respects (provided, however, that with respect to Important Representations and Warranties and Acquisition Agreement Representations and Warranties having materiality qualifications, in all respects);

(iii)	the Borrower has submitted all of the following documents to the Lender by the day two Business Days before the Loan Disbursement Date (only with respect to the initial Loan Disbursement Date):

(a)	a certified copy of an excerpt of minutes of a board of directors meeting (approving the execution of the Acquisition Related Agreements and assumption of obligations thereto);

(b)	a certified copy of the Acquisition Agreement; and

(c)	a Certificate of Satisfaction of Conditions Precedent to Loan Disbursement in the form of Attachment 3 with the name and seal of the Borrower’s representative director affixed thereto;

(iv)	the Tender Offer (defined in the Acquisition Agreement) is likely to be settled under the terms specified in the Acquisition Agreement at the time specified in the Acquisition Agreement;

(v)	no Acquisition-Related Agreement has terminated without the Lender’s consent (such consent shall not be unreasonably withheld or delayed), and no material change or revision has been made to any of the Acquisition-Related Agreements;

(vi)	no Company Material Adverse Effect defined in the Acquisition Agreement has occurred; and

(vii)	the Target’s board of directors has not expressed an opposing opinion recommending that the Target’s shareholders not tender their shares in the tender offer by the Acquisition Vehicle.

Article 2-3: Loan Disbursement

(1)	If all of the conditions precedent to the Lender’s Lending Obligation as specified in this Agreement are satisfied on the relevant Loan Disbursement Date, the Lender shall deposit the Requested Individual Loan Disbursement Amount into the relevant Settlement Account on the Loan Disbursement Date. The relevant Individual Loan will be deemed to have been disbursed at time of deposit into the relevant Settlement Account. The Lender shall make utmost efforts to ensure that remittance procedures for the foregoing are completed by noon on the requested loan date.

(2)	If the Lender chooses not to disburse an Individual Loan on the ground that all or some of the conditions precedent to the Lender’s Lending Obligation were not satisfied, it may notify the Borrower to that effect with reasons.

(3)	If the Lender suffers damage, loss, or expenses (including without limitation reasonable expenses expended to avoid suffering damage or loss, reasonable expenses expended to recover from damage or loss, and reasonable attorney fees) because the Lender could not disburse an Individual Loan, the Borrower shall bear the same to the extent it is within the reasonable causation; provided, however, that the foregoing shall not apply if non-disbursement of an Individual Loan was due to the Lender’s breach of its Lending Obligation.

Article 2-4: Increased Costs

(1)	If the Lender incurs Increased Costs, by giving written notice to the Borrower with reasonable reasons for the occurrence of Increased Costs, the Lender shall be entitled to demand that the Borrower choose either (i) that the Borrower will bear such Increased Costs, or (2) that this Agreement will be terminated. In response to such notice of demand, the Borrower shall respond with written notice to the Lender by the day fifteen Business Days after the day the Borrower received the notice.

(2)	If in response to the Lender’s demand of the preceding paragraph, the Borrower chooses to bear the Increased Costs as specified in (i), the Borrower shall pay monies equal to those costs to the Lender in accordance with the provisions of this Agreement by the day five Business Days after the day the Borrower responded to the Lender as specified in the preceding paragraph.

(3)	If in response to the demand of Paragraph (1), the Borrower chooses that this Agreement will be terminated, the Borrower shall notify the Lender in writing to that effect.

(4)	If the notice of Paragraph (3) is given, this Agreement shall terminate on the day (“Agreement Termination Date”) on which the Lender receives such notice. In such case, by the day five Business Days after the Agreement Termination Date, the Borrower shall perform its obligations to pay the remaining Individual Loan Unpaid Monies and other obligations the Borrower owes to the Lender pursuant to this Agreement (but in this case the Borrower will not bear the Increased Costs) in accordance with the provisions of this Agreement. Until performance of all of the Borrower’s obligations owed to the Lender under this Agreement is completed, the related provisions of this Agreement shall remain in effect only to the extent that they relate to performance of such obligations.

Part 3     Borrower’s Representations and Warranties

Article 3-1: Borrower’s Representations and Warranties

The Borrower represents and warrants to the Lender that the following matters are true and correct on the execution date of this Agreement and the Loan Disbursement Date of an Individual Loan, and if it is later discovered that any representation or warranty was untrue, it shall immediately notify the Lender in writing to that effect, as well as bear all loss, expenses, and other damage that the Lender suffers as a result of such representation or warranty being untrue, to the extent it in within the reasonable causation.

(i)	the Borrower is a lawfully incorporated and validly existing pursuant to the laws of Japan.

(ii)	the Borrower has full legal power and capacity to execute and perform for the execution and performance of this Agreement, the Borrower’s execution and performance of this Agreement and any transaction hereunder is a conduct within the Borrower’s corporate purposes, and the Borrower has completed all procedures required for the foregoing by Laws and Regulations and its articles of incorporation and other internal rules.

(iii)	the Borrower’s execution and performance of this Agreement and transaction hereunder (i) does not violate any Laws and Regulations binding on the Borrower, (ii) does not violate the Borrower’s articles of incorporation or other internal rules, and (iii) does not breach any important agreement to which the Borrower is a party or agreement among third parties that is binding on the Borrower or its assets.

(iv)	the person who signs or affixes name and seal to this Agreement has been authorized to sign or affix name and seal to this Agreement as the Borrower’s representative in accordance with the procedures required by Laws and Regulations and the Borrower’s articles of incorporation and other internal rules.

(v)	this Agreement is lawfully and validly binding on the Borrower and is enforceable in accordance with its terms and conditions.

(vi)	Reports etc. prepared by the Borrower are accurate in all material respects in light of generally accepted accounting principles in Japan, were prepared lawfully, accurately represent the Borrower’s assets and liabilities, financial standing, and profits and losses as of their respective preparation dates, and were audited by an audit firm which has appended its auditor’s opinion on appropriateness.

(vii)	since the last day of the March 2016 fiscal year, no material change has occurred that could have a material adverse effect on the Borrower’s business, assets, or financial standing as represented in Reports etc. for the relevant fiscal year or on the Borrower’s performance of duties pursuant to this Agreement.

(viii)	no litigation, arbitration, administrative proceedings, or other legal proceedings that have or could have a material adverse effect on the Borrower’s performance of duties under this Agreement have been commenced with respect to the Borrower, and to the Borrower’s knowledge, there is no likelihood of any such proceedings being commenced.

(ix)	no Event of Acceleration specified in this Agreement or event that would constitute an Event of Acceleration with the passage of time and/or notice has occurred and is ongoing.

(x)	at the consummation of the Acquisition and other transactions envisioned in the Acquisition the Borrower is not an Antisocial Force or an Antisocial Force-Related Person. Further, that the Borrower has not directly or through a third party engaged in any Antisocial Conduct.

(xi)	the Borrower (a) will not come to have excessive liabilities on a consolidated basis and (b) will not become insolvent on a consolidated basis after the consummation of the Acquisition and other transactions envisioned in the Acquisition.

Part 4     Borrower’s Obligations

Article 4-1: Borrower’s Obligations

(1)	The Borrower may not transfer, create security interests in, or otherwise dispose of shares of the Target or the Acquisition Vehicle.

(2)	The Borrower undertakes to perform the matters set forth in each of the following items at its own expense and responsibility during the period from the date of this Agreement until this Agreement terminates and the Borrower completes performance of all of its obligations to the Lender under to this Agreement.

(i)	if an Event of Acceleration specified in this Agreement occurs or there is a reasonable likelihood that an Event of Acceleration will occur, to immediately report to that effect to the Lender;

(ii)	if the Lender reasonably requests, to promptly report to the Lender concerning reasonably available additional information regarding the Borrower’s business or financial standing or the Borrower’s status of compliance with this Agreement;

(iii)	if the Borrower becomes aware of the occurrence of any event that will have a material adverse effect on the Borrower’s business, assets, financial standing, or financial outlook or the Borrower becomes aware of the commencement of litigation, mediation, administrative proceedings, or other legal proceedings that will or are likely to have a material adverse effect on the Borrower with regard to performance of the Borrower’s obligations under this Agreement, to promptly report to that effect to the Lender; and

(iv)	if the Borrower becomes aware that a matter represented and warranted by the Borrower in this Agreement is untrue in a material respect or circumstances that will make a matter represented and warranted by the Borrower in this Agreement untrue fact in a material respect, to promptly report to that effect to the Lender.

(3)	The Borrower undertakes to comply with each of the following items during the period from the date of this Agreement until this Agreement terminates and the Borrower completes performance of all of its obligations to the Lender under this Agreement:

(i)	not to make any material changes regarding the Borrower’s or the Target’s principal business;

(ii)	to maintain all permits and approvals necessary for undertaking its principal business and to comply with all Laws and Regulations; excluding those permits and approvals lack or violation of which will not cause a material adverse effect on the Borrower’s business, assets, financial standing, or ability to perform the Borrower’s obligations under this Agreement;

(iii)	except where doing so is pursuant to Laws and Regulations, not to subordinate payment of any obligation pursuant to this Agreement to other unsecured obligations (including secured loans whose obligations remain as unsecured after the security is enforced) and to treat such payments at least as pari passu thereto;

(iv)	not to implement any organizational restructuring (soshiki henko) (as defined in Article 2, Item (26) of the Companies Act), merger, company split, share exchange, share transfer, capital reduction, or transfer of principal business to a third party that will have a material adverse effect on the performance of the Borrower’s obligations pursuant to this Agreement without the Lender’s prior written approval (such approval shall not be unreasonably refused, delayed, or withheld);

(v)	to carry out the Acquisition in accordance with the Acquisition-Related Agreements;

(vi)	to maintain the Settlement Accounts;

(vii)	the Borrower shall not modify the Acquisition-Related Agreements, waive rights under the Acquisition-Related Agreements, or cancel the Acquisition-Related Agreements if such actions would have a material adverse effect on the Lender’s rights, without the Lender’s prior written approval (such approval shall not be unreasonably refused, delayed, or withheld);

(viii)	the Borrower shall not become an Antisocial Force or Antisocial Force-Related Person; further, the Borrower shall not itself or through the use of a third person engage in any Antisocial Conduct; and

(ix)	the Borrower shall retain account books relating to its business, liabilities and assets, financial statements and all other documents reasonably necessary for performing generally accepted accounting procedures.

(4)	If the Borrower is served an order for provisional attachment, preservative attachment, or attachment of loan claims relating to Individual Loans, the Borrower must immediately provide a copy of the order and give written notice to that effect to the Lender. Further, if such written notice is provided, the Borrower shall telephone the Lender and confirm that the Lender received the written notice.

(5)	If the Borrower incurs damage, loss or cost as a result of (i) it is discovered that a fact represented and warranted by the Borrower under Article 3-1, Item (10) is not true and accurate or (ii) of a breach by the Borrower of Article 4-1, Paragraph 3, Item (8), the Borrower may not make any demands to the Lender, and the Borrower shall compensate or indemnify the Lender for all damage, loss, and expenses that the Lender may incurs.

Part 5     Events of Acceleration

Article 5-1: Events of Acceleration

(1)	If any one of the following events occurs with regard to the Borrower, all of the Borrower’s obligations to the Lender under this Agreement shall be automatically accelerated, without any notice or warning from the Lender, and the Borrower shall, in accordance with this Agreement, immediately pay principal, interest, and Break Funding Costs relating to all Individual Loans and all other monies concerning which the Borrower owes pursuant to this Agreement; the events specified in each item of this paragraph and the events specified in each item of the following paragraph are collectively referred to as “Events of Acceleration”:

(i)	if the Borrower suspends payments or if the Borrower or a third party files a petition for commencement of bankruptcy proceedings, commencement of civil rehabilitation proceedings, commencement of corporate reorganization proceedings, commencement of special liquidation, or commencement of other comparable legal proceedings (including similar proceedings outside of Japan); except where it is clear that a petition filed by a third party is baseless or abusive;

(ii)	if the Borrower adopts a resolution for dissolution or is the subject of a judgment or order for dissolution;

(iii)	if the Borrower discontinues business;

(iv)	if the Borrower is subject to suspension of transactions by a clearinghouse, suspension of transactions by Densai.net Co., Ltd., or comparable measures by another electronic claims recording institution; or

(v)	if the Borrower is served an order or notice for provisional attachment, preservative attachment or attachment (including comparable proceedings outside of Japan) of deposit claims or other claims that the Borrower has against the Lender (except where such order or notice is rescinded within ten days) or if a judgment or other judicial decision (including comparable proceedings outside of Japan) enforcing a provisional attachment or attachment is issued.

(2)	If any one of the following events occurs with regard to the Borrower, upon notice by the Lender to the Borrower, all of the Borrower’s obligations to the Lender under this Agreement shall be accelerated, and the Borrower shall, in accordance with this Agreement, immediately pay principal, interest, and Break Funding Costs relating to all Individual Loans and all other monies concerning which the Borrower owes pursuant to this Agreement:

(i)	if the Borrower fails to perform its monetary obligations under this Agreement in whole or in part (except where such non-performance is caused solely by an administrative or technical error and payment is made within five Business Days from the due date);

(ii)	if it is discovered that any matter represented and warranted by the Borrower in this Agreement is untrue or inaccurate in a material respect, expect for remedial breaches, which have been remedial within ten Business Days from the day that the Borrower learned of the breach or the day that the Lender notified the Borrower of the breach;

(iii)	without any prejudice to the preceding two items, if the Borrower breaches this Agreement in a material respect; except for remedial breaches which have been remedial within ten Business Days from the day that the Borrower learned of the breach or the day that the Lender notified the Borrower of the breach;

(iv)	if the Borrower fails to perform its obligations in respect of any financial indebtedness other than those under this agreement, such financial indebtedness is accelerated or the Borrower fails to perform its obligations in respect of any guarantee which owe due and payable;

(v)	if the Borrower suspends its principal business or is by a supervisory agency (including a comparable disposition outside of Japan) to suspend its business;

(vi)	if any court-supervised arbitration is commenced;

(vii)	if any loan claim that the Lender holds against the Borrower or its subsidiary (other than Individual Loans) is accelerated;

(viii)	if after execution of the Acquisition, the Borrower’s shareholding in the Acquisition Vehicle or the Target falls below 100% (On a Fully Diluted Basis) without the Lender’s prior written approval (such approval shall not be unreasonably refused, delayed, or withheld); or

(ix)	without any prejudice to the preceding items, if the Borrower’s business or assets have been so deteriorated as to have a material adverse effect on the Borrower’s performance of this Agreement.

(3)	If receipt of a notice specified in the preceding paragraph is delayed or is not received for reasons attributable to the Borrower, all of the Borrower’s obligations under this Agreement shall be accelerated at the time such notice normally would have been received. In such case, the Borrower shall, in accordance with this Agreement, immediately pay principal, interest, and Break Funding Costs relating to Individual Loans and all other monies concerning which the Borrower is obliged to pay pursuant to this Agreement and the Lender’s Lending Obligation (if outstanding) shall terminate.

Part 6     Termination of Lending Obligation

Article 6-1: Termination of Lending Obligation

(1)	The Lender’s Lending Obligation under this Agreement shall terminate if any of the following events occurs:

(i)	the Commitment Period lapses; or

(ii)	the Unused Commitment Amount becomes zero.

(2)	The Lending Obligations in respect of the Yen-Denominated Individual Loans pursuant to this Agreement shall terminate if any of the following events occurs:

(i)	the number of disbursements of Yen-Denominated Individual Loans reaches three.

(3)	The Lending Obligations in respect of the Dollar-Denominated Individual Loans pursuant to this Agreement shall terminate if any of the following events occurs:

(i)	the number of disbursements of Dollar-Denominated Individual Loans reaches three;

(ii)	the Dollar-Denominated Individual Loan Sub-Limit Amount becomes zero; or

(iii)	the Dollar-Denominated Individual Loan Yen-based Sub-Limit Amount becomes zero.

(4)	If execution or performance of this Agreement or any transactions pursuant to this Agreement becomes unlawful under Laws and Regulations binding on the Lender for reasons not attributable to the Lender, upon request from the Lender, the Borrower shall immediately repay all Individual Loan Unpaid Monies.

Part 7     Provisions relating to Performance of Obligations

Article 7-1: Performance of Borrower’s Obligations

(1)	In order to perform its obligations under this Agreement, the Borrower shall immediately deposit monies into the relevant Settlement Account by the Payment Deadline (in the case of obligations with a Payment Date specified in this Agreement) and immediately upon demand from the Lender (in the case of obligations without a Payment Date specified in this Agreement). In each case, the Borrower’s obligation to the Lender will be deemed to have been performed at the time when the Lender withdraws the monies from the Settlement Account. The Lender shall make such withdrawal on the Payment Date (in the case of obligations with a specified Payment Date) and without delay on or after the deposit date (in the case of obligations without a specified Payment Date).

(2)	The Borrower authorizes the Lender to withdraw monies from the Settlement Accounts in accordance with the preceding paragraph and waives its right to cancel such authorization (such withdrawals shall not require the Borrower to draw a check or issue a request for withdrawal).

(3)	Payments by the Borrower pursuant to this Article shall be applied in the following order for each currency in which payment is made; provided, however, that if any obligation of the Borrower under this Agreement is accelerated, the Lender shall apply the monies in an order it designates at its discretion.

(i)	Expenses etc. to be paid by the Borrower under this Agreement that are to be paid to third parties;

(ii)	Expenses etc. to be paid by the Borrower under this agreement that the Lender paid on behalf of the Borrower;

(iii)	Delay interest and Break Funding Costs;

(iv)	Loan interest; and

(v)	Loan principal.

(4)	In the application of monies in accordance with the preceding paragraph, if the amount to be applied is less than the amount of any item, for the first item for which the amount is insufficient (the “Item Not Fully Paid”), the balance remaining after application to immediately higher-priority items shall be applied to proportionally to the amounts of the individual payment obligations that the Borrower owes in relation to the Item Not Fully Paid that are due and payable as of the Payment Date.

(5)	Except where required by Laws and Regulations, the Borrower shall not deduct Taxes and Public Charges from payments of obligations pursuant to this Agreement. If the Borrower is required to deduct Taxes and Public Charges from amounts to be paid (except where a duty to deduct Taxes and Public Charges would not have been imposed on the Borrower if the Lender satisfied certain requirements specified in Laws and Regulations, which requirements can be satisfied with the expenditure of reasonable expenses, and as standard practice of the finance market are generally honored satisfied in financial practice), the Borrower shall pay the additional amount necessary for the Lender to receive the amount that would be received if such Taxes and Public Charges had not been imposed. In such case, the Borrower shall deliver directly to the Lender a certificate of tax payment issued by Japanese tax authorities or other supervisory agency relating to the withholding within 30 days from the date of the payment.

Article 7-2: Set-Off

(1)	If the Borrower’s obligation become due to the Lender as a result of the arrival of the Payment Date, acceleration or other reason, the Lender may (a) set off such claims under this Agreement against deposit obligations and other obligations that the Lender owes to the Borrower, regardless of the due date of those obligations or (b), receive a refund of deposits on behalf of the Borrower without giving prior notice or following prescribed procedure, and apply those monies to repayment of obligations. Set off shall be effected in accordance with Laws and Regulations, and Interest, Break Funding Costs, delay interest and the like on such claims and obligations in the case of such set-off or application to repayment shall be calculated in respect of the period until the day and that such calculation is calculated with the interest rate or other rate as set forth in the respective agreements or if such agreements do not exist, as reasonably determined by the Lender. With regard to foreign exchange rates, market rates at the time of calculation as e reasonably determined by the Lender shall be applied. If the monies are insufficient to discharge all of the Borrower’s obligations, the Lender may apply the monies in the order of priority and by the method that it determines to be appropriate, and the Borrower shall not make any objection to such application.

(2)	The Borrower may set off due and payable deposit claims and other claims that it holds against the Lender against its obligations to the Lender under this Agreement only if a Payment Date for an Individual Loan has arrived and those deposit claims and other claims need to be secured. In such case, the Borrower shall provide written notice of the set-off and shall promptly submit to the Lender certificates and passbooks evidencing deposit claims and other claims against which the Borrower declares set-off. Interest, delay interest and the like on such claims and obligations in the case of a set-off shall be calculated in respect of the period until the day of notice of the set-off, and with the interest or other rate as set forth in the respective agreements (provided, however, if such agreements do not exist, as reasonably determined by the Lender). With regard to foreign exchange rates, market rates at the time of calculation as reasonably determined by the Lender shall be applied. If the monies are insufficient to discharge all of the Borrower’s obligations, the Borrower may apply the monies in the order of priority and by the method that it determines to be appropriate; provided, however, that if the Borrower does not specify such order of priority and method, the Lender may apply the monies according to the order of priority and method that it determines to be appropriate, and the Borrower shall not make any objection to such application.

(3)	If a set-off is made pursuant to this article, the party that made the set-off shall promptly provide written notice of the particulars to the other party. If the other party incurs damage, loss, or expense as a result of delay in the provision of such notice without good cause, the party that failed to provide the notice shall bear such damage, loss, or expenses.

Part 8     Prepayment; Reduction of Commitment

Article 8-1: Voluntary Prepayment

(1)	If the Borrower plans to repay the principal of an Individual Loan in whole or in part before the Maturity Date (“Prepayment”) it shall make such repayment in accordance with the procedures set forth in the following paragraphs.

(2)	If the Borrower plans to make Prepayment, it shall provide written notice in the form of Attachment 4 to the Lender by ten Business Days prior to the day it plans to make Prepayment (hereinafter in this Part 8, “Planned Prepayment Date”) (a) of the amount of principal for which it plans to make Prepayment (provided that the amount of the repayment shall be no less than 100,000,000 yen and an integral multiple of 100,000,000 yen or the entire outstanding principal balance of the Yen-Denominated Individual Loan (in the case of a Yen-Denominated Individual Loan) or no less than 1,000,000 dollars and an integral multiple of 1,000,000 dollars or the entire outstanding principal balance of the Dollar-Denominated Individual Loan (in the case of a Dollar-Denominated Individual Loan)); (b) to the effect that the Borrower will pay on the Planned Prepayment Date the full amount of interest (hereinafter in this Part 8, “Accrued Interest”; the method of calculating Accrued Interest shall follow the method for calculation for ordinary interest as specified in this Agreement) accruing on the amount of principal for which the Borrower plans to make Prepayment for the period from the first day (inclusive) of the interest calculation period containing the Planned Prepayment Date until the Planned Prepayment Date (inclusive); and (c) of the Planned Prepayment Date.

(3)	If notice of Prepayment is given in accordance with the preceding paragraph, the Lender will notify the Borrower of the Break Funding Costs by two Business Days prior to the Planned Prepayment Date. On the Planned Prepayment Date, the Borrower shall pay the sum of the Individual Loan principal for which Prepayment is to be made, Accrued Interest, and Break Funding Costs.

Article 8-2: Reduction of Commitment

(1)	If the Borrower plans to reduce the Unused Commitment Amount (“Commitment Cancellation”), it shall make such reduction in accordance with the procedures set forth in the following paragraphs.

(2)	If the Borrower plans to make a Commitment Cancellation, it shall provide written notice in the form of Attachment 5 to the Lender by ten Business Days prior to the day it plans to make Commitment Cancellation (hereinafter in this Part 8, “Planned Commitment Cancellation Date”) (a) of the amount of the planned reduction (provided that the amount of the reduction shall be no less than 100,000,000 yen and an integral multiple of 100,000,000 yen or the entire Unused Commitment Amount; and (b) the Planned Commitment Cancellation Date.

Part 9     Other Provisions

Article 9-1: Collection from Third Parties

(1)	Unless the Lender gives prior written consent, the Borrower’s obligations under this Agreement may not be discharged by any third party other than the Borrower.

(2)	Unless the Lender gives prior written consent, from the date of this Agreement onwards, the Borrower shall not authorize a third party to provide a guarantee (including a real collateral pledge) what the Borrower’s obligations under this Agreement are guaranteed obligations, and shall not cause any third party to assume any of its obligations under this Agreement.

Article 9-2: Assignment of Position

(1)	Unless the Lender gives prior written consent, the Borrower may not assign its contractual position or rights and duties under this Agreement to any third party.

(2)	If and only if the Borrower gives prior written consent and all of the following requirements are satisfied, the Lender may assign its contractual position and attendant rights and duties under this Agreement to third parties in whole or in part (provided, however, that the foregoing shall not apply with respect to assignment of loan claims as separately specified in this Agreement; hereinafter the Lender making such an assignment is referred to as “Position Assignor” and the person receiving the assignment is referred to as the “Position Assignee”).

(i)	If Position Assignor holds loan claims, then the Borrower’s consent shall be obtained with respect to assignment of those loan claims as well, and date certification shall be obtained for such consent immediately on or after the date of the assignment.

(ii)	If a partial assignment of contractual position under this Agreement is made, from the assignment date onwards, Position Assignor and Position Assignee will both be the Lenders under this Agreement and be bound by the provisions hereof, and Position Assignor’s pre-assignment Unused Commitment Amount (hereinafter in this paragraph “Pre-Assignment Unused Commitment Amount”) will be reduced by the amount (hereinafter in this paragraph “Reduction Amount”) separately agreed by Position Assignor and Position Assignee and from that time on Unused Commitment Amount equal to the Reduction Amount will apply to Position Assignee; that if Position Assignor holds loan claims (hereinafter in this paragraph, such claims are referred to as “Pre-Assignment Loan Claims”), principal and interest, delay interest, and all other claims associated with the Pre-Assignment Loan Claims shall be divided in proportion to the ratio (“Reduction Ratio”) resulting from the Reduction Amount divided by the Pre-Assignment Unused Commitment Amount, and claims in proportion to the Reduction Ratio will be assigned to Position Assignee.

(iii)	The Position Assignee is a corporation that is a resident in Japan (a corporation with headquarter, branches or honor of business in Japan which are registered in accordance with the laws of Japan), and is permitted under Laws and Regulations to exercise rights and perform obligations as the Lender under this Agreement.

(iv)	If such assignment is to be made with respect to a portion of contractual position under this Agreement (i) the Reduction Amount and (ii) the amount of the Pre-Assignment Unused Commitment Amount less the Reduction Amount are both no less than 100,000,000 yen or 1,000,000 dollars.

(v)	Withholding taxes etc. will not be caused by the assignment, nor will the amount of the Borrower’s interest payments and other payments (excluding remittance fees and other expenses associated with payments) to Position Assignee increase.

(3)	All expenses arising from an assignment made pursuant to the preceding paragraph shall be borne by Position Assignor and Position Assignee; provided, however, that the provisions of this Agreement relating to Increased Costs shall apply with respect to Increased Costs incurred by Position Assignee after such assignment.

Article 9-3: Assignment of Loan Claims

(1)	Unless otherwise specified in this Agreement, if all of the following requirements are satisfied, the Lender may assign a Loan Claim (which means a loan claim which constitutes an Individual Loan). The assignor and assignee shall perfect the assignment against third parties and obligors immediately on or after the assignment date; provided, however, that if assignment of a Loan Claim is made pursuant to this paragraph, all rights of the assignor under this Agreement that relate to the Loan Claim to be assigned shall be transferred to the assignee, and the assignee shall bear all obligations of the assignor under this Agreement that relate to the Loan Claim to be assigned. the Borrower shall not unreasonably refuse its consent with respect to such transfer of rights by the assignee or assumption of obligations by the assignee. In such case, the assignee shall be treated as the Lender in the application of the provisions of this Agreement with respect to such loan claims.

(i)	The assignee to which the Loan Claim in assigned will be bound by the provisions of this Agreement relating to the Loan Claim (the assignee shall not assume the Lending Obligation).

(ii)	The assignee is a corporation that is a resident in Japan (a corporation with its headquarter, branches or offices of business in Japan which are registered in accordance with the laws of Japan), and is permitted under Laws and Regulations to exercise rights and perform obligations as the Lender under this Agreement.

(iii)	If the relevant assignment is to be made by dividing the Loan Claim, both of the quotients created by such division are no less than 100,000,000 yen or 1,000,000 dollars.

(iv)	Withholding taxes etc. will not be caused by the assignment and the amount of the Borrower’s interest payments and other payments (excluding remittance fees and other expenses associated with payments) to the assignee will not increase.

(2)	All expenses arising from an assignment made pursuant to the preceding paragraph shall be borne by the assignor and assignee; provided, however, that the provisions of this Agreement relating to Increased Costs shall be apply with respect to Increased Costs incurred after such assignment.

Article 9-4: General Provisions

(1)	Disclosure of Information

(i)

Regardless of whether the obligations pursuant to this Agreement have been fully paid, the Lender and the Borrower shall not disclose or divulge to any third party the content of this Agreement or any confidential information of the other party learned in connection with transactions contemplated by this Agreement, and shall not use any such information for any purpose other than the purposes of this Agreement and the Lender’s credit decisions and credit management; provided, however, that the foregoing shall not apply (i) if the relevant information was already in the public domain; (ii) if the relevant information was lawfully obtained from a third party without restrictions on maintaining confidentiality; (iii) if disclosure is to be made in accordance with Laws and Regulations or an order by a government agency or self-regulatory agency (including financial instruments exchanges and the Japan Securities Dealers Association); (iv) if disclosure is to be made to attorneys, judicial scriveners, certified public accountants, tax attorneys, financial advisers, or the like; (v) if the Lender is to make disclosure to its parent company; (vi) if the Borrower is to make disclosure to the Target; or (vii) if disclosure is otherwise to be made to the extent reasonably necessary for the transactions contemplated by this Agreement and the Acquisition-Related Agreements. Even where disclosure is permitted, disclosure of personal information shall be limited to the extent disclosure is permitted in accordance with laws and regulations.

(ii)	The Borrower shall make not object to the following disclosures of information.

That in consecutive with on the occasion of an assignment of contractual position or Loan Claims pursuant to this Agreement, execution of a guarantee agreement without authorization by the Borrower (including a collateral pledge) or obligation assumption agreement with respect to the Borrower’s obligations lender this Agreement, or sale of participation interest relating to Loan Claims (loan participation), providing that the Lender shall obtain the confidentially undertaking information relating to this Agreement will be disclosed to assignees (including Position Assignees), guarantors, person assuming obligations, purchasers of participation interests, and persons considering becoming any of the foregoing (including persons who carry out brokerage services for such transactions); provided, however, that if the Lender decides to disclose information relating to this Agreement in accordance with this item, promptly after the Lender obtains the confidentially undertaking from the disclosure recipient, it shall notify the Borrower of that fact. The “information relating to this Agreement” referred to herein means information relating to the creditworthiness of the Borrower obtained in connection with this Agreement, the content of this Agreement and ancillary information, and the specifics of Loan Claims to be traded and ancillary information, and does not include information relating to the creditworthiness of the Borrower obtained in connection with transactions other than this Agreement.

(2)	Delay interest

If the Borrower is delayed in performing any of its obligations to the Lender under this Agreement, immediately upon demand from the Lender, the Borrower shall pay to the Lender in accordance with this Agreement delay interest on the delayed obligation (hereinafter in this paragraph, “Delayed Obligation”) at 14% per annum for the period from the date the Delayed Obligation was to be performed (inclusive) until the day (inclusive) the Delayed Obligations in fully performed. Such delay interest shall accrue or a per diem basis for a relevant period (inclusive of the first day but exclusive of the last day), wherein divisions shall be done at the end of the calculation and any amount less than the Smallest Currency Unit shall be rounded down.

(3)	Expenses and Taxes and Public Charges

(i)	All reasonable expenses (including reasonable attorney fees) arising in relation to preparation, amendment, and revision of this Agreement and commitment letters and term sheets relating to this Agreement shall be borne by the Borrower, and the Borrower shall pay the same in accordance with this Agreement immediately upon demand from the Lender.

(ii)	All reasonable expenses (including reasonable attorney fees) arising in the Lender securing and executing rights and performing obligations pursuant to this Agreement shall be borne by the Borrower; if any such expenses arise, the Lender shall promptly notify the Borrower. If the Lender pays any such expenses on behalf of the Borrower, the Borrower shall pay same in accordance with this Agreement immediately upon demand from the Lender.

(iii)	All stamp duties and other similar Taxes and Public Charges arising in relation to preparation, amendment, and enforcement of this Agreement and documents relating to this Agreement shall be borne by the Borrower, and if the Lender pays any such expenses on behalf of the Borrower, the Borrower shall pay the same in accordance with this Agreement immediately upon demand from the Lender.

(4)	Amendment

This Agreement may not be amended except by written agreement between the Borrower and the Lender.

(5)	Risk of Loss, Disclaimer, and Indemnification

(i)	If any documents submitted by the Borrower to the Lender are lost, destroyed, or damaged by accident, natural disaster, or other unavoidable event, the Borrower shall consult with the Lender and perform its obligations pursuant to this Agreement on the basis of the Lender’s ledgers, slips, and other records (unless the Borrower proves with objective evidences that such ledgers, slips, and or records are erroneous or inaccurate). Further, upon request from the Lender, the Borrower shall promptly prepare replacement documents and submit the same to the Lender.

(ii)	With respect to transactions carried out by the Lender after verifying with reasonable care that the seal impressions of representatives or agents of the Borrower used for such transactions pursuant to this Agreement are the seal impressions notified by the Borrower in advance, if any damage, loss, or expenses are incurred because of forgery, tampering, theft, or other accident involving seal impressions, such damage etc. shall be borne by the Borrower.

(iii)	If the Lender incurs any damage, loss, or expenses etc. that is within the reasonable causation with breach of this Agreement by the Borrower, the Borrower shall bear the same. the Lender shall promptly notify the Borrower if it incurs any such damage, loss, or expenses.

(iv)	Without any prejudice to the foregoing items, the Borrower shall indemnify the Lender and its affiliates and their respective directors, officers, employees, and agents (“Indemnified Parties”) against all damage, expenses, and liability (“Damage etc.”) arising out of or in relation to any demand or litigation or other proceedings (regardless of whether the relevant Indemnified Party is a party thereto, whether such demand, litigation, or other proceedings were commenced by a third party, or whether they were commenced by the Borrower or its related person) relating to this Agreement, transactions pursuant to this Agreement, or transactions contemplated by this Agreement; provided, however, that Damage etc. stemming from willful misconduct or gross negligence on the part of an Indemnified Party and Damage etc. stemming from breach of this Agreement by an Indemnified Party shall be excluded only to such extent.

(v)	Where the Individual Loan Unpaid Monies or other claims of the Lender against the Borrower pursuant to this Agreement are the subject of a judgment or other disposition by a court, if the court indicates an amount in a currency other than the currency specified in this Agreement (“Payment Currency”) or the amount is expressed in the Payment Currency but the monies to be received through enforcement by the court are denominated in currency other than the Payment Currency, discharge of the relevant claims shall come into effect only to the extent received in the Payment Currency, and if with respect to the amount the Lender receives in currency other than the Payment Currency, the amount obtained by converting such amount converted into the Payment Currency at the TTM on the date of receipt is less than the face amount of the relevant claims, the Borrower shall indemnify the Lender for the shortfall.

(6)	Severability

If any provisions of this Agreement become void, unlawful, or unenforceable, the validity, lawfulness, and enforceability of the other provisions of this Agreement shall not be impaired or impacted in any respect.

(7)	Calculations

Unless otherwise expressly set forth herein, any calculation to be conducted under this Agreement shall be conducted: (i) the actual number of days in a period means that the first day of that period shall be counted and the last day thereof shall not; (ii) the calculation shall be done on a per diem basis with an assumption that a year has 365 days if Yen-Denominated Individual Loans are concerned or in any other circumstances where otherwise set forth, or 360 days if Dollar-Denominated Individual Loans are concerned; and (iii) divisions shall be done at the end of the calculation and any amount less than the Smallest Currency Unit shall be rounded down.

(8)	Time

References to time in this Agreement, unless specified otherwise, means Tokyo time.

(9)	Preparation of Notarized Instruments

At any time upon request from the Lender, the Borrower shall carry out the necessary actions to prepare notarized instruments notarized by a notary public with language approving the obligations pursuant to this Agreement and accepting judicial enforcement of obligations under this Agreement.

(10)	Survival of Rights

If the Lender does not exercise a right specified in this Agreement in whole or in part or defers the timing of exercise, in no case shall such be construed as the Lender having waived such right, or exempted or relaxed any obligations of the Borrower, and such non-exercise or deferred shall have no effect on the Lender’s rights or obligations.

(11)	Exclusion from Application of Bank Transaction Terms etc.

This Agreement and transactions pursuant to this Agreement shall not be subject to bank transaction terms (if any) separately submitted by the Borrower to the Lender or separately entered into between the Borrower and the Lender.

(12)	Governing Law and Jurisdiction

This Agreement shall be governed by the laws of Japan, and the Tokyo District Court shall be the court of exclusive jurisdiction with respect to any disputes arising in relation to this Agreement.

(13)	Language

This Agreement was prepared in Japanese, and the Japanese version shall be the official version.

(14)	Consultations

If any matters not provided herein or questions regarding the construction hereof arise between the parties, the Borrower and the Lender shall consult and decide how to address the matter.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, one original has been prepared, the parties shall have their representatives or agents affix their names and seals hereto. The Lender shall retain the original on behalf of the Borrower and itself.

August 22, 2016

Borrower: Nichi-Iko Pharmaceutical Co., Ltd.

/s/ Yuichi Tamura
Title: President & CEO

Signature Page to Loan Agreement

Lender: Sumitomo Mitsui Banking Corporation

/s/ Takakazu Momoi
Title: General Manager, Toyama Corporate Business Office

Signature Page to Loan Agreement

Attachment 1: Agreement Parties Contact Information and Method of Notice

1. Borrower

Borrower and department	Address	Telephone number Facsimile
Nichi-Iko Pharmaceutical Co., Ltd. Management Headquarters / Finance Division	1-6-21 Sogawa, Toyama-shi, 930-8583	076-442-8339 076-442-1327

2. Lender

Lender and department	Address	Telephone number Facsimile
Sumitomo Mitsui Banking Corporation Toyama Corporate Sales Division	1-1-23 Chuo-dori, Toyama-shi, Toyama-ken, 930-0044	076-421-6161 076-421-6129

3. Method of Notice

(1)	All notices pursuant to this Agreement shall be given in writing clearly specifying that it is notice given pursuant to this Agreement and sent by any of the following methods of (i) through (iii) to the contact point of the recipient party notified pursuant to this Agreement. Each party hereto may change its contact point with notice of change of contact point to the other party.

(i)	Direct in-person delivery;

(ii)	Registered mail or courier service; or

(iii)	Facsimile transmission (provided, however, that in the case of facsimile transmission, if one of the notices listed below is to be given, the original shall be delivered to the other party afterwards by the method of (i) or (ii)).

(a)	Notice to the effect that the Borrower plans to make Prepayment;

(b)	Notice that the Borrower is to give to the Lender pursuant to this Agreement to the effect that the Borrower has received service of an order for provisional attachment, preservative attachment, or attachment of loan claims;

(c)	Notification of seal impression or signature in the form designated by the Lender; or

(d)	A notice other than the foregoing for which the recipient party requests delivery of the original for reasonable reasons.

(2)	Notice under the preceding item shall come into effect when receipt is confirmed in the case of facsimile transmission, and when actually received in the case of notice by other methods.

4. Notice of Change of Notified Matters

(1)	The Borrower shall promptly notify the Lender in writing if there is any change in the Borrower’s trade name, representative, agent, signature, seal impression, address, or other matter notified to the Lender. If any of the foregoing changes occurs with respect to the Lender, the Lender shall promptly notify the Borrower in writing.

(2)	If a notice given pursuant to this Agreement is late or does not arrive because of failure to give notice under the preceding item, such notice will be deemed to have arrived at the usual time.

End

Attachment 2: Form of Loan Application

[mm/dd/yyyy]

Sumitomo Mitsui Banking Corporation

To: Market Administration Center

Name:

Address:

Representative:

Loan Application

The Company hereby requests disbursement of a loan with the following particulars pursuant to the Loan Agreement (as amended; terms used in this Loan Application that are also defined in the Agreement shall have the respective meanings defined in the Agreement; the “Agreement”) dated August 22, 2016 entered into by and between the Company as the Borrower and Sumitomo Mitsui Banking Corporation as the Lender.

The Company hereby confirms that at time of submission of the application for the relevant loan and the Requested Disbursement Date set forth below, all conditions precedent to loan disbursement specified in this Agreement to be satisfied by the Requested Disbursement Date have been satisfied, and that it is in compliance with all of its duties under the Agreement, and undertakes to bear all Damage etc. suffered by the Lender because such confirmation was untrue, to the extent there is a causal relationship.

Amount	[● yen / ● dollars]
Requested Disbursement Date	[mm/dd/yyyy]( )

End

Attachment 3: Form of Certificate of Satisfaction of Conditions Precedent to Loan Disbursement

[mm/dd/yyyy]

To: Sumitomo Mitsui Banking Corporation

Name:

Address:

Representative:

Certificate of Satisfaction of Conditions Precedent to Loan Disbursement

The Company hereby confirms that all of the conditions precedent to loan disbursement to be satisfied by the submission date of this Certificate pursuant to Article 2-2, Item 4(c) of the Loan Agreement (as amended; the “Agreement”) dated August 22, 2016 entered into by and between the Company as the Borrower and Sumitomo Mitsui Banking Corporation as the Lender are satisfied on the submission date of this Certificate.

Terms used in this Certificate unless separately defined herein shall have the same respective meanings as the terms defined in the Agreement.

End

Attachment 4: Form of Notice of Voluntary Prepayment

[mm/dd/yyyy]

To: Sumitomo Mitsui Banking Corporation

Name:

Address:

Representative:

Notice of Voluntary Prepayment

In relation to the Loan Agreement (as amended and modified; the “Agreement”) dated August 22, 2016 entered into by and between you as the Lender and the Company as the Borrower, the Company hereby gives notice pursuant to Article 8-1, Paragraph 2 of this Agreement that it plans to make the following voluntary Prepayment on [mm/dd/yyyy].

Terms used in this Notice, unless separately defined herein, shall have the same respective meanings as the terms defined in the Agreement.

(a)	Amount of principal for which Prepayment is planned: ● million yen / ● dollars

(b)	The Company will pay on the Planned Prepayment Date set forth below in (c) the full amount of interest accruing from the first day (inclusive) of the interest calculation period containing the Planned Prepayment Date set forth below in (c) until the Planned Prepayment Date (inclusive) set forth below in (c).

(c)	Planned Prepayment Date: [mm/dd/yyyy]

End

Attachment 5: Form of Notice of Commitment Cancellation

[mm/dd/yyyy]

To: Sumitomo Mitsui Banking Corporation

Name:

Address:

Representative:

Notice of Commitment Cancellation

In relation to the Loan Agreement (as amended and modified; the “Agreement”) dated August 22, 2016 entered into by and between you as the Lender and the Company as the Borrower, the Company hereby gives notice pursuant to Article 8-2, Paragraph 2 of this Agreement that it plans to make the following Commitment Cancellation on [mm/dd/yyyy].

Terms used in this Notice, unless separately defined herein, shall have the same respective meanings as the terms defined in the Agreement.

(a)	Amount of planned Commitment Cancellation: ● million yen

(b)	Planned Commitment Cancellation Date: [mm/dd/yyyy]

End